Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 1st QUARTER 2018 RESULTS

Consolidated 1st Quarter 2018 Highlights:

•                 Consolidated Revenue Increased 10.7%; Net Income Attributable to Comcast Increased 21.2%; Adjusted EBITDA Increased 3.3%

•                 Net Cash Provided by Operating Activities was $5.5 Billion; Free Cash Flow was $3.1 Billion

•                 Earnings per Share Increased by 24.5% to $0.66; On an Adjusted Basis, Earnings per Share Increased 17.0% to $0.62

•                 Dividends Paid Totaled $738 Million and Share Repurchases were $1.5 Billion

Cable Communications 1st Quarter 2018 Highlights:

•                 Cable Communications Revenue Increased 3.6%; Adjusted EBITDA Increased 4.7%

•                 Total Customer Relationships Increased by 273,000; Total High-Speed Internet Customers Increased by 379,000

•                 Total Revenue per Customer Relationship Increased 0.9%; Adjusted EBITDA per Customer Relationship Increased 2.0%

•                 High-Speed Internet Residential Revenue Increased 8.2%; Business Services Revenue Increased 11.9%

NBCUniversal 1st Quarter 2018 Highlights:

•                 NBCUniversal Revenue Increased 21.3%; Adjusted EBITDA Increased 13.1%

•                 Successful Broadcasts of the 2018 PyeongChang Olympics and Super Bowl LII Generated an Incremental $1.6 Billion in Revenue at our TV Businesses

•                 NBC Remains Ranked #1 Among Adults 18-49

•                 Theme Parks Revenue Increased 14.5%; Adjusted EBITDA Increased 24.6%

PHILADELPHIA - April 25, 2018… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2018.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “Comcast NBCUniversal is off to a great start in 2018 with over 10% revenue growth in the first quarter. At Cable Communications, our steady increase in customer relationships continued, balanced with solid growth in EBITDA, reflecting momentum in our high-speed Internet and business services segments. NBCUniversal delivered double-digit EBITDA growth, fueled by impressive results at our Theme Parks, as well as our TV businesses’ successful broadcasts of the NFL’s Super Bowl LII and the 2018 PyeongChang Olympics. The Olympics were an incredible event that showcased our capabilities and collaboration throughout the company. NBCUniversal’s amazing presentation was the most comprehensive in Winter Games history with over 2,400 hours of coverage across broadcast, cable networks, and digital, and Cable’s best-in-class technology delivered an unparalleled viewing experience, resulting in 26% higher ratings among our X1 customers than the national average. I’m proud of our teams across Comcast NBCUniversal and believe we are well-positioned for the future.”

Consolidated Financial Results

		1st Quarter
($ in millions)	2017 [3]	2018	Growth
Revenue	$20,587	$22,791	10.7%
Net Income Attributable to Comcast	$2,573	$3,118	21.2%
Adjusted EBITDA[1]	$7,010	$7,244	3.3%
Earnings per Share[2]	$0.53	$0.66	24.5%
Excluding Adjustments (see Table 4)	$0.53	$0.62	17.0%

For additional detail on segment revenue and expenses, customer metrics and capital expenditures, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the first quarter of 2018 increased 10.7% to $22.8 billion. Consolidated Net Income Attributable to Comcast increased 21.2% to $3.1 billion. Consolidated Adjusted EBITDA increased 3.3% to $7.2 billion.

Earnings per Share (EPS) for the first quarter of 2018 was $0.66, an increase of 24.5% compared to the first quarter of 2017. On an adjusted basis, EPS increased 17.0% to $0.62 (see Table 4).

Capital Expenditures decreased 5.0% to $2.0 billion in the first quarter of 2018. Cable Communications’ capital expenditures decreased 5.2% to $1.7 billion in the first quarter of 2018, reflecting a lower level of spending on customer premise equipment, partially offset by increased investment in scalable infrastructure to increase network capacity and increased investment in line extensions. Cable capital expenditures represented 12.5% of Cable revenue in the first quarter of 2018 compared to 13.6% in last year’s first quarter. NBCUniversal’s capital expenditures of $269 million decreased 5.6%.

Net Cash Provided by Operating Activities was $5.5 billion in the first quarter of 2018. Free Cash Flow4 was $3.1 billion (see Table 5).

Dividends and Share Repurchases. During the first quarter of 2018, Comcast paid dividends totaling $738 million and repurchased 38.6 million of its common shares for $1.5 billion. As of March 31, 2018, Comcast had $5.5 billion available under its share repurchase authorization. Comcast expects to repurchase at least $5.0 billion of its Class A common stock during 2018, subject to market conditions.

Cable Communications

		1st Quarter
($ in millions)	2017 [3]	2018	Growth
Cable Communications Revenue
Video	$5,706	$5,659	(0.8%)
High-Speed Internet	3,842	4,157	8.2%
Voice	1,034	1,006	(2.7%)
Business Services	1,543	1,726	11.9%
Advertising	554	582	4.9%
Other	371	388	4.5%
Cable Communications Revenue	$13,050	$13,518	3.6%

Cable Communications Adjusted EBITDA	$5,174	$5,415	4.7%
Adjusted EBITDA Margin	39.6%	40.1%

Cable Communications Capital Expenditures	$1,781	$1,688	(5.2%)
Percent of Cable Communications Revenue	13.6%	12.5%

Revenue for Cable Communications increased 3.6% to $13.5 billion in the first quarter of 2018, driven primarily by increases in high-speed Internet and business services revenue. High-speed Internet revenue increased 8.2%, driven by an increase in the number of residential high-speed Internet customers and rate adjustments. Business services revenue increased 11.9%, primarily due to an increase in the number of customers receiving our small and medium-sized business services offerings. Advertising revenue increased 4.9% due to an increase in political advertising revenue and higher revenue from our advanced advertising businesses. Other revenue increased 4.5%, driven by Xfinity Home and an increase in revenue from our X1 licensing agreements. Video revenue decreased 0.8%, primarily due to a decline in the number of residential customers. Voice revenue decreased 2.7%, reflecting a decrease in the number of residential voice customers.

Total Customer Relationships increased by 273,000 to 29.6 million in the first quarter of 2018. Residential customer relationships increased by 244,000 and business customer relationships increased by 29,000. At the end of the first quarter, 69.3% of our residential customers received at least two Xfinity products. Total high-speed Internet customer net additions were 379,000, total video customer net losses were 96,000, total voice customer net losses were 54,000 and total security and automation customer net additions were 46,000.

	Customers		Net Additions
(in thousands)	1Q17	1Q18	1Q17	1Q18
Customer Relationships
Residential Customer Relationships	26,797	27,412	263	244
Business Services Customer Relationships	2,078	2,208	34	29
Total Customer Relationships	28,875	29,620	297	273

Residential Customer Relationships Mix
Single Product Customers	7,861	8,421	104	225
Double Product Customers	8,938	9,117	141	61
Triple and Quad Product Customers	9,998	9,874	18	(42)

Residential Video Customers	21,520	21,210	32	(93)
Business Services Video Customers	1,030	1,051	10	(3)
Total Video Customers	22,549	22,261	42	(96)
Residential High-Speed Internet Customers	23,224	24,214	397	351
Business Services High-Speed Internet Customers	1,907	2,034	32	29
Total High-Speed Internet Customers	25,131	26,249	429	379
Residential Voice Customers	10,520	10,245	(27)	(70)
Business Services Voice Customers	1,162	1,253	22	16
Total Voice Customers	11,681	11,498	(5)	(54)
Total Security and Automation Customers	957	1,176	66	46

Adjusted EBITDA for Cable Communications increased 4.7% to $5.4 billion in the first quarter of 2018, reflecting higher revenue, partially offset by a 2.9% increase in operating expenses. Video programming costs increased 3.0%, primarily reflecting higher retransmission consent fees and sports programming costs. Non-programming expenses increased 2.8%, primarily reflecting increases in technical and product support expenses, advertising, marketing and promotion costs and other operating costs, partially offset by a decline in customer service expenses. This quarter’s Adjusted EBITDA margin was 40.1%, compared to 39.6% in the first quarter of 2017.

NBCUniversal

		1st Quarter
($ in millions)	2017 [3]	2018	Growth
NBCUniversal Revenue
Cable Networks	$2,640	$3,194	21.0%
Excluding Olympics (see Table 6)	2,640	2,816	6.6%
Broadcast Television	2,208	3,497	58.3%
Excluding Olympics and Super Bowl (see Table 6)	2,208	2,304	4.3%
Filmed Entertainment	1,967	1,647	(16.3%)
Theme Parks	1,118	1,281	14.5%
Headquarters, other and eliminations	(80)	(89)	NM
NBCUniversal Revenue	$7,853	$9,530	21.3%

NBCUniversal Adjusted EBITDA
Cable Networks	$1,115	$1,268	13.7%
Broadcast Television	322	507	57.5%
Filmed Entertainment	371	203	(45.2%)
Theme Parks	397	495	24.6%
Headquarters, other and eliminations	(186)	(188)	NM
NBCUniversal Adjusted EBITDA	$2,019	$2,285	13.1%
NM=comparison not meaningful.

Revenue for NBCUniversal increased 21.3% to $9.5 billion in the first quarter of 2018, primarily driven by the broadcasts of the 2018 PyeongChang Olympics and the NFL’s Super Bowl which generated an incremental $1.6 billion of revenue at our TV businesses. Adjusted EBITDA increased 13.1% to $2.3 billion, reflecting increases at Broadcast, Cable Networks and Theme Parks, partially offset by a decline at Filmed Entertainment.

Cable Networks

Cable Networks revenue increased 21.0% to $3.2 billion in the first quarter of 2018, primarily reflecting higher distribution and advertising revenue. Distribution revenue increased 20.8%, driven by the broadcast of the 2018 PyeongChang Olympics, as well as contractual rate increases and the timing of contract renewals, partially offset by a decline in subscribers at our cable networks. Advertising revenue increased 19.6%, primarily due to the broadcast of the 2018 PyeongChang Olympics. Excluding $378 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics, Cable Networks revenue increased 6.6% (see Table 6). Adjusted EBITDA increased 13.7% to $1.3 billion in the first quarter of 2018, reflecting higher revenue, partially offset by an increase in programming and production costs associated with the broadcast of the 2018 PyeongChang Olympics.

Broadcast Television

Broadcast Television revenue increased 58.3% to $3.5 billion in the first quarter of 2018, reflecting higher advertising and distribution and other revenue. Advertising revenue increased 84.9%, primarily driven by the broadcasts of the 2018 PyeongChang Olympics and the NFL’s Super Bowl. Distribution and other revenue increased 42.9%, due to the broadcast of the 2018 PyeongChang Olympics, as well as higher retransmission consent fees. Excluding $770 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics and $423 million of revenue generated by the broadcast of the NFL’s Super Bowl, Broadcast Television revenue increased 4.3% (see Table 6). Adjusted EBITDA increased 57.5% to $507 million in the first quarter of 2018, reflecting higher revenue, partially offset by increased programming and production costs primarily associated with the broadcasts of the 2018 PyeongChang Olympics and the NFL’s Super Bowl.

Filmed Entertainment

Filmed Entertainment revenue decreased 16.3% to $1.6 billion in the first quarter of 2018, primarily reflecting lower theatrical revenue. Theatrical revenue decreased 35.0% due to the higher number of films in last year’s first quarter, including Fifty Shades Darker, Sing, Split and Get Out, partially offset by the performances of Fifty Shades Freed, Pacific Rim Uprising, Darkest Hour and Pitch Perfect 3 in this year’s first quarter. Adjusted EBITDA decreased by 45.2% to $203 million in the first quarter of 2018, reflecting the decline in revenue, partially offset by lower programming and production costs.

Theme Parks

Theme Parks revenue increased 14.5% to $1.3 billion in the first quarter of 2018 due to higher per capita spending, which benefited from the timing of spring holidays, as well as the continued success of Volcano BayTM in Orlando, Minion ParkTM in Japan and The Wizarding World of Harry PotterTM in Hollywood. Adjusted EBITDA increased 24.6% to $495 million in the first quarter of 2018, reflecting higher revenue, partially offset by an increase in operating expenses.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended March 31, 2018, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $188 million, compared to a loss of $186 million in the first quarter of 2017.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations, our new wireless initiative, Xfinity Mobile, and Comcast Spectacor, as well as eliminations among Comcast’s businesses. For the quarter ended March 31, 2018, the Corporate, Other and Eliminations Adjusted EBITDA loss was $456 million, which includes a loss of $189 million from Xfinity Mobile and an increase in eliminations associated with the 2018 PyeongChang Olympics, compared to a loss of $183 million in the first quarter of 2017.

Notes:

1  We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax benefit (expense), investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance.

2       All earnings per share amounts are presented on a diluted basis.

3       Effective January 1, 2018, we adopted the new accounting standard related to revenue recognition. In connection with the adoption, we implemented changes in classification for our Cable Communications segment’s Video, High-Speed Internet, Voice, Business Services and Other revenues and costs and expenses. In addition, the new guidance impacted the timing of recognition for Cable Communications installation revenue and commissions expense, and Cable Networks, Broadcast Television and Filmed Entertainment content licensing renewals and extensions. These changes affected Operating Income and Adjusted EBITDA for Comcast Consolidated and the Cable Communications, Cable Networks, Broadcast Television and Filmed Entertainment segments. The adoption did not impact Consolidated Free Cash Flow; however, Cash Paid for Capitalized Software and Other Intangible Assets, and Changes in Operating Assets and Liabilities were affected. We adopted the guidance using the full retrospective method and all periods presented have been adjusted. To be consistent with our current management reporting presentation, certain 2017 operating results were reclassified within the Cable Communications segment.

4       Beginning in the first quarter 2018, we have implemented changes that simplify our definition of Free Cash Flow to the following: Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Consistent with our previous definition, cash payments for acquisitions and construction of real estate properties are presented separately in our

Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. Following this change, our new definition of Free Cash Flow no longer adjusts for, among other things, the effects of economic stimulus packages, distributions to noncontrolling interests and dividends for redeemable preferred stock and certain nonoperating items. The prior period amounts have been adjusted to reflect this change. See Table 5 for reconciliation of non-GAAP financial measures.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

###

Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, April 25, 2018 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 2589896.  A replay of the call will be available starting at 12:00 p.m. ET on April 25, 2018, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, May 2, 2018 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 2589896.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

Visit Comcast Corporation’s Investor Relations website at www.cmcsa.com to access a copy of this press release.

###

Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

###

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

###

Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered non-GAAP financial measures under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

###

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is one of the nation’s largest video, high-speed Internet, and phone providers to residential customers under the XFINITY brand, and also provides these services to businesses.  It also provides wireless and security and automation services to residential customers under the XFINITY brand.  NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2017	2018
Revenue	$20,587	$22,791

Programming and production	6,061	7,429
Other operating and administrative	5,939	6,514
Advertising, marketing and promotion	1,577	1,604
	13,577	15,547

Adjusted EBITDA(1)	7,010	7,244

Depreciation expense	1,915	2,011
Amortization expense	553	588

Operating income	4,542	4,645

Interest expense	(755)	(777)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	36	(49)
Realized and unrealized gains (losses) on equity securities, net	(5)	28
Other income (loss), net	99	147
	130	126

Income before income taxes	3,917	3,994

Income tax benefit (expense)	(1,262)	(818)

Net income	2,655	3,176

Less: Net income attributable to noncontrolling interests and redeemable subsidiary preferred stock	82	58

Net income attributable to Comcast Corporation	$2,573	$3,118

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.53	$0.66

Dividends declared per common share	$0.1575	$0.19

Diluted weighted-average number of common shares	4,832	4,705

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2 Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2017	2018

OPERATING ACTIVITIES
Net income	$2,655	$3,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,468	2,599
Share-based compensation	173	199
Noncash interest expense (income), net	58	75
Net (gain) loss on investment activity and other	(73)	(74)
Deferred income taxes	269	389
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	522	85
Film and television costs, net	46	(45)
Accounts payable and accrued expenses related to trade creditors	(194)	200
Other operating assets and liabilities	(299)	(1,130)

Net cash provided by operating activities	5,625	5,474

INVESTING ACTIVITIES
Capital expenditures	(2,078)	(1,973)
Cash paid for intangible assets	(385)	(419)
Acquisitions and construction of real estate properties	(130)	(59)
Acquisitions, net of cash acquired	(216)	(89)
Proceeds from sales of investments	51	81
Purchases of investments	(1,062)	(220)
Other	67	387

Net cash provided by (used in) investing activities	(3,753)	(2,292)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(1,893)	(902)
Proceeds from borrowings	3,500	4,043
Repurchases and repayments of debt	(1,059)	(1,265)
Repurchases of common stock under repurchase program and employee plans	(996)	(1,729)
Dividends paid	(657)	(738)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(72)	(79)
Other	36	94

Net cash provided by (used in) financing activities	(1,141)	(576)

Increase (decrease) in cash, cash equivalents and restricted cash	731	2,606

Cash, cash equivalents and restricted cash, beginning of period	3,415	3,571

Cash, cash equivalents and restricted cash, end of period	$4,146	$6,177

TABLE 3 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	March 31,
	2017	2018
ASSETS

Current Assets
Cash and cash equivalents	$3,428	$6,030
Receivables, net	8,834	8,759
Programming rights	1,613	1,354
Other current assets	2,468	2,610
Total current assets	16,343	18,753

Film and television costs	7,087	7,402

Investments	6,931	7,095

Property and equipment, net	38,470	39,068

Franchise rights	59,364	59,365

Goodwill	36,780	37,147

Other intangible assets, net	18,133	18,339

Other noncurrent assets, net	4,354	3,707

	$187,462	$190,876

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,908	$7,349
Accrued participations and residuals	1,644	1,659
Deferred revenue	1,687	1,578
Accrued expenses and other current liabilities	6,620	5,554
Current portion of long-term debt	5,134	3,039
Total current liabilities	21,993	19,179

Long-term debt, less current portion	59,422	63,678

Deferred income taxes	24,259	24,702

Other noncurrent liabilities	10,972	11,253

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,357	1,354

Equity
Comcast Corporation shareholders’ equity	68,616	69,482
Noncontrolling interests	843	1,228
Total equity	69,459	70,710

	$187,462	$190,876

TABLE 4 Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended March 31,
(in millions)	2017	2018
Net income attributable to Comcast Corporation	$2,573	$3,118
Net income attributable to noncontrolling interests and redeemable subsidiary preferred stock	82	58
Income tax (benefit) expense	1,262	818
Interest expense	755	777
Investment and other (income) loss, net (1)	(130)	(126)
Depreciation and amortization expense	2,468	2,599
Adjusted EBITDA	$7,010	$7,244

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended March 31,
	2017		2018
(in millions, except per share data)
	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$2,573	$0.53	$3,118	$0.66
Growth %			21.2%	24.5%

Fair value investments (2)	(31)	—	(47)	(0.01)
Income tax adjustments (3)	—	—	(128)	(0.02)
Gain on the sale of investment(4)	—	—	(48)	(0.01)
Net income attributable to Comcast Corporation (excluding adjustments)	$2,542	$0.53	$2,895	$0.62
Growth %			13.9%	17.0%

(1)    Investment and other (income) loss, net, includes equity in net (income) losses of investees, realized and unrealized (gains) losses on equity securities, net, and other (income) expense, net.

(2)    Fair value investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses, net for our investment in Atairos.

	Three Months Ended March 31,	Three Months Ended March 31,
	2017	2018
Realized and unrealized (gains) losses on equity securities, net	5	(28)
Equity in net (income) losses, net for investment in Atairos	(57)	(35)
Fair value investments before income taxes	(52)	(63)
Fair value investments, net of tax	(31)	(47)

(3)    1st quarter 2018 net income attributable to Comcast Corporation includes a $128 million net income tax benefit as a result of federal tax legislation enacted in 2018.

(4)    1st quarter 2018 net income attributable to Comcast Corporation includes $64 million of other income, $48 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow[1] (Unaudited)

	Three Months Ended March 31,
(in millions)	2017	2018
Net cash provided by operating activities	$5,625	$5,474
Capital expenditures	(2,078)	(1,973)
Cash paid for capitalized software and other intangible assets	(385)	(419)
Total free cash flow	$3,162	$3,082

Alternate Presentation of Free Cash Flow1 (Unaudited)

	Three Months Ended March 31,
(in millions)	2017	2018
Adjusted EBITDA	$7,010	$7,244
Capital expenditures	(2,078)	(1,973)
Cash paid for capitalized software and other intangible assets	(385)	(419)
Cash interest expense	(895)	(854)
Cash taxes	(132)	(162)
Changes in operating assets and liabilities	(589)	(1,005)
Noncash share-based compensation	173	199
Other	58	52
Total free cash flow	$3,162	$3,082

(1)              Beginning in the first quarter 2018, we have implemented changes that simplify our definition of Free Cash Flow to the following: Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Consistent with our previous definition, cash payments for acquisitions and construction of real estate properties are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. Following this change, our new definition of Free Cash Flow no longer adjusts for, among other things, the effects of economic stimulus packages, distributions to noncontrolling interests and dividends for redeemable preferred stock and certain nonoperating items. The prior period amounts have been adjusted to reflect this change.

Note: Minor differences may exist due to rounding.

TABLE 6 Reconciliation of Cable Networks Revenue Excluding 2018 Olympics (Unaudited)

	Three Months Ended March 31,
(in millions)	2017	2018	Growth %

Revenue	$2,640	$3,194	21.0%
2018 Olympics	—	(378)
Revenue excluding 2018 Olympics	$2,640	$2,816	6.6%

Reconciliation of Broadcast Television Revenue Excluding 2018 Olympics and 2018 Super Bowl
(Unaudited)

	Three Months Ended March 31,
(in millions)	2017	2018	Growth %

Revenue	$2,208	$3,497	58.3%

2018 Olympics	—	(770)
2018 Super Bowl	—	(423)
Revenue excluding 2018 Olympics and 2018 Super Bowl	$2,208	$2,304	4.3%

Note: Minor differences may exist due to rounding.